Exhibit 10.22

Hexion Specialty Chemicals, Inc.

2008 INCENTIVE COMPENSATION PLAN

Purpose of the Plan

The purpose of the Plan is to reward associates for profitably growing the business. The Plan is designed to link rewards with critical financial metrics for the purposes of promoting leadership actions which are the most beneficial to the company’s short-term and long-term value creation.

Plan year

1 January, 2008 – 31 December, 2008

Eligibility

Participation is based on each individual associate’s scope of responsibility and contribution within the organization.

Associates must be employed in an incentive eligible position for at least three consecutive full months during the Plan year and must be actively employed by Hexion Specialty Chemicals, Inc. or a subsidiary company on 31 December 2008.

Eligible compensation for incentive calculation is based on the participant’s base rate of pay as of 31 December, 2008. The participant’s incentive calculation will be prorated if a change in salary or incentive target occurs after 1 April of the Plan year.

Plan Performance Measures

Financial Measures:

The primary financial metric will be:

•

EBITDA: Earnings Before Interest, Taxes, Depreciation and Amortization and excluding restructuring (as approved by the Board), gains/losses from the sale of businesses and integration expenses (same as ‘Segment’ EBITDA)

The achievement of EBITDA growth is the critical measure on which the investment community and future shareholders will evaluate Hexion’s performance in 2008. As a result, the participants should be focused and incentivized to manage the business to achieve growth in EBITDA.

EBITDA will be measured for Global Hexion Specialty Chemicals and also at each Division and specified Business Unit level.

Individual Incentive Goals Measures:

Each incentive eligible associate will also be measured on achievement of Individual Incentive Goals. Individual Incentive Goals are to be established at the beginning of the year as part of the IMPACT process. Individual Incentive Goals must be specific and measurable (see IMPACT materials) and cannot be redundant to site/business unit/division/corporate EBITDA targets. At the conclusion of the year, the associate’s manager is responsible for the evaluation of the percent of Individual Incentive Goals completed. A participant’s achievement of Individual Incentive Goals cannot exceed 100%

Payment of the Individual Incentive Goals measure is first contingent upon the achievement of the participant’s direct reporting level of Financial Measures (Business Unit, Division or Hexion Global).

This measure must meet the minimum EBITDA payout threshold for Individual Incentive Goals to be paid. And in any case, the Individual Incentive Goals payout will not be higher than the EBITDA performance percent payout for the division/business unit. For example: if a participant’s division payout is at 98%, then the payout for 100% achievement of Individual Incentive Goals cannot exceed 98%.

Examples of acceptable Individual Incentive Goals are:

¡	To reduce imperfect inventory by 15%

¡	To train 100% of site associates on new OSHA standard by October 1

Examples of unacceptable Individual Incentive Goals are:

¡	To reduce imperfect inventory

¡	To hold safety training

Plan Incentive Targets

Each eligible participant will have a target incentive opportunity expressed as a percent of their base salary. Targets are determined by the associate’s pay Band and by the scope and contributions to the organization.

If the maximum EBITDA performance targets are attained and the participant’s performance against their Individual Incentive Goals is evaluated to be at 100%, this Plan can generate an award maximum of 175% of the Target Incentive Award.

Plan Payout Structure

The structure of each participant’s incentive is determined by the individual’s role in the organization and whether they report at a business unit level, a divisional level or at the corporate level.

Reporting relationship:	Global Hexion EBITDA	Division EBITDA	Business Unit EBITDA	Individual Incentive Goals
Hexion	70% (funds Individual Incentive Goals)			30%
Division	20%	50% (funds Individual Incentive Goals)		30%
Business Unit		20%	50% (funds Individual Incentive Goals)	30%

Calculation of Incentive Payments

Financial Measure:

EBITDA

Actual less Minimum Threshold
EBITDA Payment Calculation:	Maximum Less Minimum Threshold	= %

The EBITDA measure will have the following relationship between financial performance and incentive award payout:

	Minimum EBITDA	Lower Midpoint	Target EBITDA	Upper Midpoint	Maximum EBITDA
% of EBITDA Target	95.6%	97.8%	100%	103.8%	107.6%
% of Financial Award	50%	75%	100%	137.5%	175%

For actual performance between the points above, a straight line calculation will be made. There is no additional payment made for performance above the maximum. The final financial award will be determined when the 2008 audited financial performance results are available.

Individual Incentive Goals Measure:

At the end of the year, the participant and the participant’s manager will meet to discuss the participants’ performance against their Individual Incentive Goals. The manager will use the participant’s feedback, as well as input from peers to determine the overall effectiveness of the participant’s performance. In addition, leadership judgment will be applied to determine the degree to which the participant’s efforts and initiative contributed to the Company’s overall success. In the case where a goal is team based, the manager will also evaluate the participant based on the relative individual contribution as to other participants on the team.

Basis for Award Payouts

Financial Results: Bonus payments will be based on audited and approved financial results. No bonus payment will be made until formal results have been approved by Hexion’s corporate officers.

Payment against the achievement of the financial measures will be as follows:

a.	Payment of any financial element is contingent on its own merit.

b.	If there is more than one financial measure, payment against each of the measures will be independent of each other.

For example, if measure 1: “Business Unit” is met it will pay out regardless of whether measure 2: “Division” is met.

c.	Payment on achievement of Individual Incentive Goals is contingent upon meeting the EBITDA financial measure for the participant’s direct reporting relationship.

Limitations: All incentive payments must be self-funded from profits generated at the corporate, divisional, or business unit level. The Compensation Committee of the Board of Directors may elect to modify the annual EBITDA targets based on acquisitions or divestitures that may occur during the calendar year. Hexion Specialty Chemicals has the right to amend or terminate this plan at any time.

Employment: Participants must be actively employed by Hexion Specialty Chemicals, Inc. or a subsidiary company on 31 December, 2008 and must have been in an incentive eligible position for at least three full consecutive months during the financial year.

Performance Related Issues: Awards to participants who are subject to a disciplinary review of performance, or are on a performance improvement plan, need to be reviewed with the HR Divisional/Functional Leader to determine if the associate is eligible for a partial award.

Incentive Payments: Payments are subject to applicable taxes and garnishment/wage orders, and if the associate participates in the Hexion Specialty Chemical retirement plans, all incentive payments are subject to deferral and to plan provisions.

Pro-ration: A participant’s incentive payment will be prorated for any of the following conditions:

a.	Base Salary and Incentive Group: Awards are normally calculated on the participant’s base salary as of 31 December of the Plan year. If an associate is promoted to a new incentive group, before general merit increases are effective in April of the Plan year, there is no pro-ration for this promotion. The participant’s award will not be prorated based on their base salary for the first three months of the Plan year.

b.	New Hires: Awards to participants who commenced employment during the Plan year will be pro-rated on the basis of full month’s service during the Plan year. Employees who commence employment on or before the 15th of any month will be considered to have a full month’s service for that month but must be employed on or before October 1, 2008 to be eligible to receive any payout

c.	Re-hires: Awards to participants who terminated during the Plan year and are subsequently rehired during the Plan year will be eligible to receive incentive provided they have worked at least three full consecutive months in the Plan year in an incentive eligible role. Any incentive payments will be prorated based on: 1 – their rate of pay during the full months they were employed prior to termination, and 2 – their rate of pay at the end of the Plan year for each full month of active employment after their date of rehire. If the participant was not in an incentive eligible role at termination, no credit will be given for incentive payout for that period.

d.

Salary/Incentive Target Changes: Awards to participants whose base rate of pay and/or incentive group changes after April 1st of the Plan year will be pro-rated on the basis of full month’s service at each job level during the year. (Job changes on or before the 15th of any month will be considered as in respect of the full month. Changes that take effect after the 15th of the month will be counted as effective the 1st of the next month for incentive calculation purposes.)

e.	Transfers: Awards to participants transferring between Divisions/Business Units/Sites during the Plan year will be pro-rated on the basis of full month’s service in each Division/Business Unit/Site during the year. Business performance against each applicable measure will be based on the full year performance. The award will be funded based on the direct reporting relationship of the associate. (Transfers on or before the 15th of any month will be considered as in respect of the full month. Transfers that take effect after the 15th of the month will be counted as effective the 1st of the next month for incentive calculation purposes.)

f.

Leaves of Absence/Disability: Approved leaves of absence for 12 weeks or less in the Plan year will not be excluded from the incentive payment, i.e. the associate will be eligible to receive the full incentive payment. If an associate is absent or on a leave that exceeds 12 cumulative weeks, then any time not worked beyond the 12 weeks will be excluded for the Plan year and the associate will receive a prorated incentive.

Timing of Payments: Typically, financial results are announced in March following the end of the Plan year and incentive payouts are made in April. In no event shall payments be made prior to the final audited year end financials results of Hexion Specialty Chemicals, Inc. being formally announced and the subsequent Incentive Compensation Plan payout approval by the Compensation Committee of the Board of Directors. No leader within the organization is to make prospective statements regarding the payment of Incentive Compensation until the Compensation Committee has given approval.

The Hexion Incentive Compensation Plan remains at the total discretion of the Company. Hexion retains the right to amend or adapt the design and rules of the plan. Local legislation will prevail where necessary.